Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of this 21st day of February, 2005 by and between BUCA, Inc., a Minnesota corporation (the “Company”), and Cynthia C. Rodahl (the “Executive”).

WHEREAS, the Company desires to employ Executive to devote full time service to the business of the Company and Executive desires to be so employed.

NOW THEREFORE, IN CONSIDERATION of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment. Subject to the terms and conditions hereof, the Company shall employ Executive and Executive agrees to be so employed in the capacity of Senior Vice President, Chief Family Resources Officer for a term commencing on the Effective Date (as defined below) and ending upon termination in accordance with Section 8 of this Agreement.

2. Duties. Commencing with the Effective Date, Executive shall diligently and conscientiously devote her full time and attention to the discharge of her duties as Senior Vice President, Chief Family Resources Officer and such other positions as assigned by the Chief Executive Officer and/or the Board of Directors. In such capacity, Executive shall at all times discharge said duties in consultation with and under the supervision of the Chief Executive Officer. Executive shall perform such other duties as may from time to time be given to her by the Chief Executive Officer. “Effective Date” means that date when Executive commences her full-time employment hereunder by the Company, which date shall occur as promptly as practicable but in no event later than March 7, 2005. Executive hereby represents and confirms that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s performance of her duties and obligations hereunder will violate or conflict with any other agreement (oral or written) to which Executive is a party or by which Executive is bound.

3. Base Salary. Commencing at the Effective Date, the Company shall pay to Executive an annualized base salary of $175,000 in 2005. The Compensation Committee of the Board of Directors (or other authorized committee of the Board of Directors) (the “Committee”) shall establish Executive’s base salary for 2006 and each subsequent calendar year. The base salary is payable in accordance with the Company’s standard payroll practices and procedures as in effect from time to time.

4. Bonuses. Executive shall be eligible to receive a base cash bonus in an amount up to 30% percent of base salary for that year; for 2005, the maximum amount of such bonus shall be $52,500. Payment of any base cash bonus shall be based upon the Company attaining certain performance targets selected by the Committee and based upon the budget for the applicable year, as approved by the Board of Directors. As a signing bonus, the Company shall pay $20,000 to Executive on the date that is 30 days following the Effective Date (provided she is employed hereunder as of such payment date).

5. Stock Option. As an incentive to Executive, the Company will grant to Executive stock options under the 1996 Stock Incentive Plan of Buca, Inc. and Affiliated Entities, as amended from time to time (the “Incentive Plan”), to purchase 10,000 shares of the Company’s common stock, to vest and be exercisable as set forth in the non-qualified stock option agreement attached hereto as Exhibit A. Such options shall be granted at an exercise price equal to the fair market value of a share of the Company’s common stock at the end of the day on the Effective Date.

6. Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by her in carrying out her duties under this Agreement, subject to the Company’s normal policies and procedures for expense verification and documentation. While Executive is employed by the Company hereunder, in recognition of Executive’s need for an automobile for business purposes, the Company will provide Executive with a $1,000 per month automobile allowance.

7. Benefits. Commencing on the Effective Date and while Executive is employed by the Company hereunder, Executive shall be entitled to participate in any benefit plans or programs provided generally to the Company’s employees, to the extent Executive is eligible to participate under the terms and conditions of the plans or programs. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Commencing on the Effective Date and while Executive is employed by the Company hereunder, Executive shall be entitled to accrued vacation and holidays in accordance with Company policy for employees. Such vacation shall be taken by Executive at times so as not to unduly disrupt the operations of the Company and shall not be accrued and carried over from year to year.

8. Termination. Executive’s employment hereunder shall terminate immediately upon:

(a) the death of Executive;

(b) Executive’s receipt of notice to Executive from the Company that her employment is terminated due to Executive’s inability to perform her usual and customary duties by reason of Physical or Mental Disability;

(c) Executive’s receipt of notice from the Company of the termination of her employment (with or without Cause); or

(d) Executive’s abandonment of her employment or receipt by the Company of notice of her resignation.

For purposes of this Section, “Cause” means

(i) an act or acts of dishonesty undertaken by Executive and intended to result in material personal gain or enrichment of Executive or others at the expense of the Company;

(ii) gross misconduct that is willful or deliberate on Executive’s part and that, in either event, is injurious to the Company;

(iii) the conviction of Executive of a felony;

(iv) the failure of Executive to perform her duties and responsibilities hereunder or to satisfy her obligations as an officer or employee of the Company, which failure has not been cured by Executive within 30 days after written notice thereof to Executive from the Company;

(v) the material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by Executive within 15 days after written notice thereof to Executive from the Company; or

(vi) conduct by Executive that is deemed by a majority of the directors to have a material adverse effect on the business, operations, assets, properties, or financial condition of Company, taken as a whole.

For purposes of this Section, “Physical or Mental Disability” means the inability of Executive to perform on a full-time basis the duties and responsibilities of her employment with the Company by reason of her illness or other physical or mental impairment or condition, if such inability continues (i) for an uninterrupted period of 90 days or more during any 360-day period or (ii) for 180 days in any 360-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

9. Effect of Termination. If Executive is terminated by the Company for Cause or if Executive terminates employment under Section 8(d), Executive shall be paid only to the date of actual termination of employment and Executive shall not be entitled to any additional compensation for the year in which termination of employment occurs (or any subsequent year) or any other termination payment.

If Executive is terminated by reason of death or Physical or Mental Disability, Executive or her estate shall be entitled to a termination payment equal to six months’ base salary then in effect plus a prorata portion (based on the number of months completed during such current year) of any bonus amount deemed earned during such current year, payable in six substantially equal monthly installments beginning on the first day of the month following termination of employment, and the termination payment shall be reduced by all disability insurance payments received by Executive during such period under disability insurance policies provided by the Company.

If Executive is terminated by the Company without Cause, Executive shall be entitled to a termination payment equal to six months’ base salary then in effect plus a prorata portion (based on the number of months completed during such current year) of any bonus amount deemed earned during such current year, payable in six substantially equal installments beginning on the first day of the month following termination of employment. The Company shall also continue Executive’s health benefits for such six-month period, or at its option, pay COBRA coverage premiums during the first six months of Executive’s COBRA eligibility period. Notwithstanding the foregoing, payments required under this paragraph in the event of a termination by the Company without Cause shall cease prior to the expiration of the six-month period at such time as Executive accepts employment with another entity. If Executive excepts employment prior to the expiration of the six-month payment period, Executive shall provide written notice thereof to the Company.

Notwithstanding the foregoing provisions of this Section 9, the Company shall not be obligated to make any payments to Executive under this Section unless Executive shall have signed a release of claims in favor of the Company and its affiliates in a form reasonably prescribed by the Company, all applicable consideration and recession periods provided by law shall have expired, and Executive is not in material breach of any terms or conditions of this Agreement.

10. Tax Withholding. The Company shall deduct from any payments made to the Executive hereunder any withholding or other taxes which the Company is required to deduct, if any, under applicable law.

11. Confidentiality. Except as permitted by the Company or in the ordinary course of the performance of the Executive’s duties hereunder, Executive shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Executive has acquired or shall acquire about the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, recipes, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and may cause irreparable harm to the Company. Executive shall take reasonable steps to protect the confidentiality of such knowledge and information. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a result of the breach of this Agreement, or (ii) is required to be disclosed by law or legal process. Executive understands and agrees that her obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law. The obligations of Executive under this Section 11 shall survive the termination of this Agreement and termination of Executive’s employment with the Company.

12. Covenant Not to Compete. The parties agree that the Company would be substantially harmed if Executive competes with the Company during employment with the Company or after termination of employment with the Company. Therefore, in exchange for the benefits provided to Executive hereunder, Executive agrees that during her employment with the Company and for the applicable period set forth below after termination of such employment for any reason, Executive will not directly or indirectly, without the written consent of the Company;

(a) for a period of six months after termination, own, operate or render services to any entity engaged, directly or indirectly, in owning or operating Italian restaurants within fifty (50) miles of any restaurant owned or managed by the Company; or

(b) for a period of twelve months after termination, hire, offer to hire, entice away, or in any other way, persuade or attempt to persuade any entity or any employee, officer, agent, independent contractor, supplier or subcontractor of the Company to discontinue their relationship with the Company.

If the duration of, the scope of or any business activity covered by any provision of this Section 12 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 12 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

13. Disparagement. The Company and Executive agree that during and after the term of this Agreement, they will not knowingly vilify, disparage, slander or defame the other party or, in the case of the Company, its officers, directors, employees, business or business practices.

14. Arbitration.

(a) Executive and the Company agree and stipulate that the services rendered in this transaction involve interstate commerce as defined in the Federal Arbitration Act, 9 U.S.C. §1 et seq., and that this Arbitration Agreement is covered and governed pursuant to the Federal Arbitration Act.

(b) Executive and the Company agree that, should a controversy arise, any and all claims shall be resolved in arbitration under the then-current National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened (“the Arbitrator”). The arbitration shall take place in Minneapolis, Minnesota.

(c) The Arbitrator shall be selected as follows: AAA shall give each party a list of arbitrators drawn from its panel of employment arbitrators pursuant to Rule 9 of the Rules. Each party may strike two names on the list it deems unacceptable in accordance with the Rules. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. In the event no Arbitrator is agreed to then AAA shall select the Arbitrator in accordance with the Rules.

(d) The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

(e) The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

(f) Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

(g) Either party, upon request at the closing of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

. (h) Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, both parties agree that neither party will initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Agreement.

(i) The Arbitrator shall render an award and opinion in the form typically rendered in employment arbitrations.

(j) The results of the arbitration, unless otherwise agreed by the parties or ordered by the Arbitrator on motion, are not confidential and may be reported by any news agency or legal publisher or service.

(k) The parties shall equally share the fees and costs of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the

Arbitrator’s fee, in an amount and manner determined by the Arbitrator, ten (10) days before the first day of the hearing. Each party shall pay for its own costs and attorneys’ fees, if any.

(l) At the conclusion of the arbitration hearing, the parties hereby select and appoint the Arbitrator as their Mediator to fully and finally dispose of all issues existing between them. Immediately upon conclusion of the arbitration hearing, the Arbitrator shall retire to make his/her Award, and shall maintain the original of the Award in an envelope with copies in two additional envelopes for the Executive and the Company. Upon sealing the original and copies in three respective envelopes, the Arbitrator/Mediator shall then immediately convene a mediation process to attempt to resolve any and all issues between the parties.

(m) Notwithstanding the parties’ agreement to arbitrate all claims between them, in the event that the Company believes it will suffer material and irreparable damage if the Executive violates any provision contained in Sections 11 or 12 of this Agreement, the parties hereby agree in the event of such breach or an apparent danger of such breach by Executive, the Company shall be entitled, in addition to such other remedies available to it, to seek an immediate injunction to restrain the violation of any or all such provisions by Executive.

15. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

If to Company:	BUCA, INC.
1300 Nicollet Avenue
Suite 5003
Minneapolis, MN 55403

If to Executive:	Cynthia C. Rodahl
1300 Nicollet Avenue
Suite 5003
Minneapolis, MN 55403

16. Governing Law; Jurisdiction and Venue. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts in Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement, not subject to the arbitration provisions in this Agreement, shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction.

17. Entire Contract. This Agreement constitutes the entire understanding and agreement between the Company and Executive with regard to the matters stated herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard to the employment of Executive by the Company. This Agreement may be amended only in writing, signed by both parties hereto.

18. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and shall inure to the benefit of and be binding upon Executive, her heirs, distributees and personal representatives. In the event of Executive’s death, any amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive’s designee, or if there is no such designee, to Executive’s estate. The rights and obligations of the Company under this Agreement may be assigned to a successor. The rights and obligations of Executive under this Agreement may not be assigned by Executive to any other person or entity.

M1:1212164

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement the date and year first above written.

BUCA, INC.

By:	/s/ Wallace B. Doolin
Its:	Chairman, President and
Chief Executive Officer

EXECUTIVE

/s/ Cynthia C. Rodahl
Cynthia C. Rodahl